Consent of Independent Registered Public Accounting Firm

The Board of Directors
Spark Energy, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-233863 on Form S-3 and in the registration statements Nos. 333-197738 and 333-231707 on Form S-8 of Spark Energy, Inc. of our report dated March 9, 2018, except as to note 3, which is as of March 5, 2020, with respect to the consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows of Spark Energy, Inc. for the year ended December 31, 2017, and the related notes which report appears in the December 31, 2019 annual report on Form 10-K of Spark Energy, Inc.

/s/ KPMG LLP

Houston, Texas
March 5, 2020